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                                                                    EXHIBIT 99.1

PEREGRINE SYSTEMS'(R) PLAN OF REORGANIZATION IS CONFIRMED BY U.S. BANKRUPTCY
COURT

SAN DIEGO, JULY 18, 2003 - Peregrine Systems, Inc. (OTC: PRGNQ), a leading provider of Consolidated Asset and Service Management software, announced today that the U.S. Bankruptcy Court has confirmed its Plan of Reorganization.

Judge Judith Fitzgerald, presiding judge in the Bankruptcy Court in the District of Delaware in Wilmington, approved the proposed order submitted by Peregrine, ruling that the company had satisfied the necessary requirements for confirmation of its Plan. Earlier this month, Peregrine reached consensus on the Plan with the Official Committee of Unsecured Creditors and the Official Committee of Equity Holders, which represents the company's creditors and shareholders respectively.

"We are nearing the end of our reorganization with the Court's confirmation of the Plan standing as one of the final milestones. We expect to emerge from the Chapter 11 process in August," said Gary Greenfield, Peregrine's CEO. "Peregrine has overcome many obstacles in the past year, and we look forward to continuing to serve our customers with best-in-class solutions in Consolidated Asset and Service Management as a reorganized company."

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and protect their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automatIon and integration functionalities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide. For more information, please visit www.peregrine.com.

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Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of
Peregrine Systems, Inc. or its affiliates. All other marks are the property of their respective owners.